Exhibit 99.1

Investor Contact:	Company Contact:
Dennis Walsh	Thomas W. Bennet, Jr., CFO
Sharon Merrill	(978) 970-5600
(617) 542-5300	tbennet@trcsolutions.com
trr@investorrelations.com

TRC Announces Third-Quarter Fiscal 2013 Financial Results

11% Revenue Growth Driven by Acquisitions and
Continued Expansion in Utility Markets
Lowell, MA, May 8, 2013 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting and construction management services to the energy, environmental and infrastructure markets, announced today financial results for the fiscal three and nine months ended March 29, 2013.

Financial Highlights

	Three Months Ended		Nine Months Ended
	March 29,	March 30,	March 29,	March 30,
(In millions, except per share data)	2012	2011	2012	2011

Net service revenue (1)	$83.0	$75.1	$233.5	$222.5
Arena Towers litigation reversal (2)	$—	$—	$—	$(11.1)
Operating income	$3.4	$3.5	$12.4	$23.9
Federal and state income tax (provision) benefit (3)	$(0.2)	$0.6	$(0.7)	$4.1
Net income applicable to TRC Companies, Inc.	$3.1	$3.9	$11.5	$27.8
Diluted earnings per common share	$0.10	$0.13	$0.39	$0.97
Diluted weighted-average common shares outstanding	29.7	28.9	29.5	28.6

(1) The Company believes net service revenue best reflects the value of services provided to its customers and is the most meaningful indicator of TRC's revenue performance.
(2) On October 5, 2011 a post-trial motion was granted to disregard a substantial portion of the verdict in this matter resulting in an $11.2 million reduction of the litigation accrual in the first quarter of fiscal 2012.
(3) The Company received approval of a federal tax settlement resulting in an income tax benefit in the first quarter of fiscal 2012.

Comments on the Results

“TRC had a strong third quarter with solid top line contributions from all three segments,” said Chairman and Chief Executive Officer, Chris Vincze. “Overall Net Service Revenue (NSR) was up 11% compared

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

with the same quarter last year.”

“NSR growth was fairly balanced with two-thirds coming from organic sources, while acquisitions provided the other third. Strong demand for electric distribution services and further expansion into the mid-Atlantic region led to a 16% increase in Energy segment NSR, while in the Environmental segment, NSR increased 7% due to increased utilization on large remediation projects. Profit in these segments was lower than the same quarter of the prior year, primarily due to increased costs on several fixed price projects, acquisition integration costs, and growth-related staffing costs. Infrastructure segment NSR was up 14% and profit was sharply higher compared with the same period of the prior year, largely due to improving market conditions and initiatives focused on higher margin work.”

“We continued to benefit from our efficient cost structure. G&A expenses were flat in the quarter compared with the prior year, while the ratio of G&A costs to NSR decreased to 9.7% from 10.8% in the prior year period. The income tax expense in the quarter reflects continued federal alternative minimum tax and state income tax costs, compared with a tax benefit of $0.02 per diluted share in the prior year period.”

Recent Developments

TRC also announced today that it has acquired the Covina, California operations of Ocampo-Esta Corporation, a power delivery engineering company, thus increasing its presence in the very active southern California utility market. “Ocampo-Esta has an outstanding reputation, and we welcome their talented staff of professionals to TRC. This acquisition, combined with the two acquisitions we closed last quarter - the GE Air Emissions Testing business and the Sacramento-based energy efficiency consulting firm Heschong-Mahone Group - furthers our growth strategy and expands our geographic presence and service offerings, particularly to the utility industry.”

Business Outlook

“We are optimistic about the long-term prospects for our markets and believe we are uniquely positioned to serve them. Our NSR backlog grew 1.2% to $245 million compared with the third quarter of the prior year and was up sequentially by $20 million or 8.9% over the second quarter of this fiscal year. The demand for electric utility and energy efficiency services will continue. America's transportation infrastructure is in critical need of upgrade and repair and we are beginning to see signs of recovery in the environmental marketplace. Our strong financial position, including our new revolving credit facility, will serve our long-term strategy, allowing us to focus on our clients' needs and seek out growth opportunities,” concluded Vincze.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Conference Call Information

The Company will broadcast its financial results conference call today, May 8, 2013 at 9 a.m. ET. Those who wish to listen to the conference call should visit the “Investor Center” section of TRC's website at www.TRCsolutions.com. The call may also be accessed by dialing (877) 709-8155 or (201) 689-8881. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website for one year.

About TRC

A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information and updates from the Company, visit TRC's website at www.TRCsolutions.com and follow TRC on Twitter at @TRC_Companies and on LinkedIn.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC's future expectations, contain projections of the Company's future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the uncertainty of TRC's operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC's services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; the availability and adequacy of insurance; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See the risk factors and additional discussion in TRC's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012
Gross revenue	$109,806	$101,118	$322,562	$310,231
Less subcontractor costs and other direct reimbursable charges	26,762	25,983	89,048	87,745
Net service revenue	83,044	75,135	233,514	222,486
Interest income from contractual arrangements	58	56	186	229
Insurance recoverables and other income	1,068	554	3,725	1,292
Operating costs and expenses:
Cost of services (exclusive of costs shown separately below)	70,446	62,910	198,696	184,245
General and administrative expenses	8,096	8,087	20,965	22,482
Provision for doubtful accounts	408	—	408	365
Depreciation and amortization	1,828	1,231	4,959	4,027
Arena Towers litigation reversal	—	—	—	(11,061)
Total operating costs and expenses	80,778	72,228	225,028	200,058
Operating income	3,392	3,517	12,397	23,949
Interest expense	(78)	(228)	(270)	(584)
Income from operations before taxes and equity in earnings	3,314	3,289	12,127	23,365
Federal and state income tax (provision) benefit	(231)	571	(680)	4,075
Income from operations before equity in earnings	3,083	3,860	11,447	27,440
Equity in earnings from unconsolidated affiliates, net of taxes	—	—	—	270
Net income	3,083	3,860	11,447	27,710
Net loss applicable to noncontrolling interest	18	21	49	70
Net income applicable to TRC Companies, Inc.	$3,101	$3,881	$11,496	$27,780

Basic earnings per common share	$0.11	$0.14	$0.40	$1.00
Diluted earnings per common share	$0.10	$0.13	$0.39	$0.97

Weighted-average common shares outstanding:
Basic	28,998	27,887	28,778	27,733
Diluted	29,654	28,943	29,547	28,619

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	March 29, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$9,997	$16,561
Accounts receivable, less allowance for doubtful accounts	107,951	95,215
Insurance recoverable - environmental remediation	25,899	25,744
Restricted investments	6,208	4,413
Prepaid expenses and other current assets	13,714	12,077
Total current assets	163,769	154,010
Property and equipment	55,781	53,352
Less accumulated depreciation and amortization	(41,989)	(39,621)
Property and equipment, net	13,792	13,731
Goodwill	28,360	24,888
Investments in and advances to unconsolidated affiliates and construction joint ventures	109	109
Long-term restricted investments	28,654	35,265
Long-term prepaid insurance	32,033	34,272
Other assets	14,509	12,853
Total assets	$281,226	$275,128
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$5,521	$1,315
Current portion of capital lease obligations	560	267
Accounts payable	29,469	30,712
Accrued compensation and benefits	34,963	36,292
Deferred revenue	19,573	18,236
Environmental remediation liabilities	290	422
Other accrued liabilities	31,158	30,315
Total current liabilities	121,534	117,559
Non-current liabilities:
Long-term debt, net of current portion	767	3,860
Capital lease obligations, net of current portion	956	462
Income taxes payable and deferred income tax liabilities	777	622
Deferred revenue	70,548	79,104
Environmental remediation liabilities	5,421	5,473
Total liabilities	200,003	207,080
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 29,025,522 and 29,022,040 shares issued and outstanding, respectively, at March 29, 2013, and 28,130,702 and 28,127,220 shares issued and outstanding, respectively, at June 30, 2012	2,903	2,813
Additional paid-in capital	180,812	179,402
Accumulated deficit	(102,184)	(113,680)
Accumulated other comprehensive income (loss)	44	(184)
Treasury stock, at cost	(33)	(33)
Total shareholders' equity applicable to TRC Companies, Inc.	81,542	68,318
Noncontrolling interest	(319)	(270)
Total equity	81,223	68,048
Total liabilities and equity	$281,226	$275,128

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995